TONIX PHARMACEUTICALS HOLDING CORP. 8-K

Exhibit 10.01

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS PRIVATE OR CONFIDENTIAL. THE OMISSIONS HAVE BEEN INDICATED BY “[***].”

Dated February 27, 2025

TONIX PHARMA LIMITED

and

SIOBHAN FOGARTY

CONTRACT OF EMPLOYMENT

Table of Contents

1	Definitions and interpretation	1

2	Appointment	1

3	Duties	1

4	No obligation to provide work	2

5	Place of work	3

6	Hours of work	3

7	Conflicts of interest and dealings in securities	4

8	Salary	4

9	Pension	5

10	Benefits	5

11	Insurance	6

12	Expenses	6

13	Deductions	7

14	Holidays	7

15	Illness and incapacity	7

16	Disciplinary and grievance procedures	8

17	Suspension	8

18	Termination	9

19	Confidentiality and Intellectual Property	10

20	Directorships	10

21	Restrictive covenants	11

22	Data protection	11

23	Collective agreements	11

24	Lay off and / or short time	11

25	Notices	12

26	Variation	12

27	Governing law	12

28	Counterparts	12

29	General	12

Schedule 1 Definitions	14

Schedule 2 Main duties	17

Schedule 3 Post-Termination Restrictons	18

THIS AGREEMENT (this Agreement) is made on February 27, 2025, between

(1)	Tonix Pharma Limited (registered number 511804) of 3 Marine Road, Dun Laoghaire, Dublin, A96 HW25 (the Company); and

(2)	Siobhan Fogarty of [***] (hereinafter referred to as you), (each a Party and together the Parties).

IT IS AGREED as follows:

1	DEFINITIONS AND INTERPRETATION

1.1	This Agreement is to be construed and interpreted in accordance with the Schedules, which form part of this Agreement and references to this Agreement shall include reference thereto.

1.2	Words and expressions used in this Agreement (including the Schedules to it), except insofar as the context requires otherwise or unless defined elsewhere in this Agreement, have the meaning (if any) given to them in the Schedules hereto.

1.3	References to any statute, statutory instrument or any statutory provision shall be construed as references to the statute, statutory instrument or statutory provision as in force at the date of this Agreement and as subsequently re-enacted, consolidated or amended and shall include references to any statute, statutory instrument or any provision of which it is a re-enactment, consolidation or amendment.

1.4	Headings are for convenience only and shall not affect the construction or interpretation of this Agreement.

2	APPOINTMENT

2.1	You shall be employed by the Company as Chief Technical Officer on the terms set out in this Agreement from the Promotion Date.

2.2	You commenced employment with the Company on 26 September 2016 under the Previous Contract, and this will continue to be deemed to be your commencement date for the purposes of any period of continuous employment and for statutory purposes.

3	DUTIES

3.1	While the list is not exhaustive, the main duties associated with your position/role have been set out in Schedule 2. From time to time, and without further remuneration, other duties will be assigned to you by the Chief Executive Officer of Tonix Pharmaceuticals Holding Corp. (the CEO), which may include duties to be performed on behalf of any Group Company or to act as an officer or hold any other appointment or office as nominee or representative of the Company or any Group Company and in all cases carry out such duties and the duties associated with any such office or appointment as if they were duties to be performed by you on behalf of the Company.

3.2	You will directly report to the CEO or such other persons as the Board may direct from time to time.

3.3	You agree to:

3.3.1	devote the whole of your time, attention, abilities, expertise, skills and ingenuity during your hours of work and at such other times as may be required by the needs of the Company and the Group or the nature of your duties to carrying out your duties under this Agreement;

3.3.2	faithfully and diligently perform your duties and exercise such powers, authorities and discretions in relation to your position as Chief Technical Officer which are from time to time assigned to or vested in you by the Company on such terms and subject to such conditions and restrictions as the Company may from time to time at their sole discretion impose;

3.3.3	comply with all lawful resolutions, regulations and directions of the Board or any other person authorised by the Board (to include, without limitation, the CEO) and with all rules and regulations laid down by the Company;

3.3.4	comply with the Company's Code of Conduct, resolutions, rules, regulations, directions, policies and procedures from time to time in force as well as any applicable regulatory obligations and codes of practice whether or not such obligations are otherwise legally binding. In so far as there is any conflict between the terms of this Agreement or any other document, this Agreement shall prevail;

3.3.5	carry out your duties in a proper and efficient manner and use your best endeavours to promote the interests, business, reputation and welfare of the Company and the Group;

3.3.6	keep the Board promptly and fully informed (in writing if so requested) of your conduct of the business or affairs of the Company and the Group and provide such explanations as the Board may require; and

3.3.7	not knowingly do or willingly permit to be done anything to the prejudice, loss or injury of the Company or any Group Company.

3.4	The Company may from time to time appoint any other person or persons to act jointly or in conjunction with you in the performance of your duties and powers and assign to any such person or persons duties and powers identical or similar to those undertaken or performed by you. In such an event your duties under this clause shall be reviewed by the Board and may be amended by the Board in its sole discretion from time to time as appropriate.

3.5	You shall (without further remuneration) if and for so long as the Company requires:

3.5.1	carry out duties on behalf of any Group Company;

3.5.2	act as an officer of any Group Company or hold any other appointment or office as nominee or representative of the Company or any Group Company; and

3.5.3	carry out such duties and the duties attendant on any such appointment as if they were duties to be performed by you on behalf of the Company.

3.6	The Company will provide you with GMP, GXP, HR and Compliance and such other training as may from time to time be required. This training will, where possible, take place during your normal hours of work.

4	NO OBLIGATION TO PROVIDE WORK

4.1	Notwithstanding the provisions of clause 3.3 the Company may, at any time and for any reason, including following the giving of notice by either Party to terminate this Agreement and for such period as it may specify not exceeding the Termination Notice Period:

4.1.1	require you to perform:

(a)	a part only of your normal duties and no other; or

(b)	such other duties as it may require and no others; or

(c)	no duties whatsoever;

4.1.2	exclude you from all or any premises of the Company and any Group Company;

4.1.3	require you not to contact any customers, clients, consultants, officers, suppliers or employees of the Company or any Group Company;

4.1.4	require you to perform some or all of your duties from home;

4.1.5	require you to assist the Company to arrange a proper handover of your duties and responsibilities to another employee of the Company;

4.1.6	require you to resign from any directorship or office you may hold by virtue of your employment and in the event of your failure to do so, the Company is hereby irrevocably authorised to appoint some person in your name to sign and deliver the letter(s) of resignation to the Board and the board of directors for the time being of any other Group Company, as applicable;

4.1.7	suspend your access to all or any information technology systems of the Company and any Group Company; and/or

4.1.8	any combination of the above.

Any such period during which one or more of the above circumstances pertains shall be referred to as Garden Leave.

4.2	During Garden Leave:

4.2.1	you shall remain entitled to your normal remuneration provided that you comply with the terms of this Agreement, such compliance or otherwise to be determined at the sole discretion of the Board;

4.2.2	if requested by the Company, you shall keep the Company reasonably informed of your whereabouts so that you can be called upon, on reasonable notice, to perform any appropriate duties as required by the Company or any Group Company;

4.2.3	all other terms of your employment will continue including, without limitation, your obligations of good faith, fidelity, confidentiality, fiduciary duties and all of your express and implied obligations;

4.2.4	the Company shall be entitled at any time to appoint a further executive, director or employee having the responsibilities similar to those undertaken by you to act jointly with you and in that event with such appointment; and

4.2.5	you shall take any unused holiday as may be directed by the Company.

4.3	The provisions of this clause 4 are without prejudice to the Company's rights to terminate under clause 18 – Termination.

5	PLACE OF WORK

5.1	Your normal place of work is 3 Marine Road, Dun Laoghaire, Dublin, Ireland, A96 HW25. Your duties may require travel to and work at other locations nationally or internationally.

5.2	The Company reserves the right to require you, and by signing this Agreement you hereby agree, to perform your duties, either on a temporary or permanent basis, at such location or locations within Dublin as the Company may reasonably require from time to time. Any such change to place of work will not constitute a breach of this Agreement or give rise to any entitlement to payment to you for disturbance, relocation or otherwise.

6	HOURS OF WORK

6.1	You agree and acknowledge that you will normally be required to work 40 hours per week, to be spread over a five-day work week. Your normal hours of work are from 9am to 5pm Monday to Friday inclusive. However, you will be expected to work outside of normal hours as necessary to perform your duties, including at weekends and additional hours as may be required without any further remuneration or compensation. You determine your own working hours for the purposes of section 3(2)(c) of the Organisation of Working Time Act 1997. You are entitled to rest breaks in accordance with the Organisation of Working Time Act 1997.

7	CONFLICTS OF INTEREST AND DEALINGS IN SECURITIES

7.1	During the Term, you shall not, in any capacity, whether alone or jointly with or on behalf of any other person or company (without the prior written consent of the Board) directly or indirectly be engaged, concerned with, interested in or provide services to any other business or undertaking which:

7.1.1	is wholly or partly in competition with any business carried on by the Company or any Group Company; or

7.1.2	as regards any goods or services is a supplier to or customer of the Company or any Group Company,

provided that you may hold (directly or through nominees) (i) by way of bona fide personal investment any units of unauthorised unit trust and up to 5% of the issued shares, debentures or other securities of any class of any company whose shares are listed on a recognised stock exchange or alternative investment exchange or any such other exchange as may be specified by the Board from time to time; and (ii) by way of any non-discretionary pension or other non-discretionary investment vehicle, any interest in such shares, debentures or other securities. The objective grounds for this restriction are (i) health and safety, (ii) the protection of business confidentiality, (iii) the avoidance of conflicts of interests, (iv) safeguarding productive and safe working conditions, (v) compliance by the employer and the employee with any applicable statutory or regulatory obligations, and (vi) compliance by the employee with any professional standards for the time being in force.

7.2	You shall not, without the prior consent in writing of the Board, directly or indirectly, knowingly engage in any activity or transaction, paid or otherwise, which would or might conflict, in any way whatsoever, with the interests, commercial or otherwise, of the Company or any Group Company.

7.3	You confirm that you have disclosed fully to the Company all circumstances of which you are aware, in respect of which there is, or there might be, a conflict of interest between the Company or any Group Company and you or your Immediate Relatives, and you agree to disclose fully to the Company in writing in advance of a conflict arising, any such circumstances which may arise during your employment.

7.4	You shall under no circumstances whatsoever either directly or indirectly receive or accept for your own benefit any commission, rebate, discount, gratuity or profit from any person, company or firm having business transactions with any Group Company unless previously approved in writing by the Board.

7.5	Notwithstanding the above sub-clauses, you may continue to be involved with such organisations and/or to engage in such activities as you have previously disclosed to the Company and may become involved with other organisations as may be approved by the Board in writing in advance of any such involvement; provided that such activities do not violate or substantially interfere with the performance of your services, duties and responsibilities under this Agreement.

8	SALARY

8.1	During your appointment the Company shall pay you the Basic Salary, which shall accrue day to day and be payable monthly in arrears by way of direct transfer into your nominated bank account, subject to PAYE, PRSI, USC and such other deductions or withholdings, as are required by law (including benefit-in-kind taxation) and are remitted to Revenue or the Company is entitled under this Agreement to make. A record of your contributions will be held by both the Company and Department of Social Protection. The PRSI and USC deducted will be noted on your pay slip. The Company also pays employer PRSI contributions for you. This contribution is not deducted from your pay.

8.2	Your Basic Salary will be reviewed annually, and any increase will be notified to you in writing. In reviewing your salary, there is no obligation on the Company to make any increase and any increase given in any year shall not create an entitlement or expectation of future increase.

8.3	Your salary provided for in this clause 8 shall be deemed to include any fee receivable by you as a director of the Company or any Group Company or of any other company or unincorporated body in which you hold office as nominee or representative of the Company or any Group Company.

8.4	The Company reserves the right to require you to repay, either by deduction from salary or any other method acceptable to the Company, any losses sustained through fraud or dishonesty on your part or any remuneration, expenses or any other payments which are overpaid to you, whether made by mistake or otherwise. By signing this Agreement, you expressly consent to such deductions.

8.5	You may, under section 23 of the National Minimum Wage Act 2000 (as amended), request from the Company a written statement of your average hourly rate of pay for the relevant pay reference period (which is bi-weekly).

9	PENSION

9.1	The Company provides you with access to a standard Personal Retirement Savings Account (PRSA) and will facilitate deductions of contributions from your Basic Salary. The PRSA is administered through Bank of Ireland.

9.2	The Company shall make an annual contribution equal to 6% of your gross Basic Salary into the PRSA.

9.3	The Company reserves the right at any time, without further remuneration or compensation to you, to vary or discontinue its contributions to the PRSA and/or to provide alternative benefits for and in respect of you.

10	BENEFITS

10.1	Bonus

10.1.1	You may, at the absolute discretion of the Company, be eligible to participate in a discretionary bonus scheme. The amount of any bonus awarded will be up to a potential maximum award of 40% of your Basic Salary (less taxable deductions). Any such discretionary bonus award shall be calculated following the close of the fiscal year to which the bonus relates, and shall be paid in a lump sum no later than two and a half months following the end of the fiscal year in which such bonus award is earned, provided you remain employed on the date of payment and have not given notice of resignation or otherwise received notice of termination from the Company.

10.1.2	Bonus payments are discretionary, are not guaranteed and are a function of the Company's and the Group’s performance, profitability, success in meeting specified objectives and an assessment of your individual performance. The criteria for eligibility for a discretionary bonus payment will be determined by the Company from time to time at its discretion. You acknowledge and agree that (i) you have no contractual entitlement to or legitimate expectation of receiving a bonus payment and (ii) payment of a bonus in preceding years does not create any expectation or precedent for payment in future years. You acknowledge that the terms and conditions of the bonus scheme, including the method and time of payment, are not contractual and the scheme can be amended or withdrawn in its entirety at the absolute discretion of the Company.

10.2	Equity Awards

10.2.1	You shall be entitled to participate in any equity or other employee benefit plan that is generally available to senior executive officers, as distinguished from general management, of the Company or the Group. Except as otherwise provided in this Agreement, your participation in and eligibility for benefits under any such plan shall be on the terms and subject to the conditions specified in the governing document of the particular plan.

10.3	You acknowledge and agree that the Group’s Compensation Recovery Policy in force from time to time shall apply from the effective date of this Agreement to any amounts payable or benefits accorded to you under this Agreement where such amounts payable or benefits constitute Recoverable Incentive Compensation as defined in the policy.

10.4	The Company shall be entitled to withhold from amounts payable or benefits accorded to you under this Agreement all employment and other taxes, as and in such amounts as may be required by applicable law.

10.5	You shall be entitled to participate in benefits under the Company’s benefit plans and arrangements as notified to you in writing from time to time, including, without limitation, any employee benefit plan or arrangement made available in the future by the Company to its senior executives, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Participation in all benefit schemes shall be subject always to the rules and conditions applicable to each such scheme or such other rules and regulations as may be laid down by the Company, and amended, from time to time. The Company reserves the right at all times, without further remuneration or compensation to you, to amend the terms and/or rules of any benefit schemes, vary or discontinue any benefit schemes in which you may be entitled to participate and/or substitute new benefit schemes for any scheme in which you may be eligible to participate.

10.6	Any Company benefit which is insured including any benefit payments under any benefit schemes will be subject to and conditional upon (i) the terms and conditions of the relevant rules or policy of insurance in place and amended from time to time and the decisions of the insurance provider, (ii) your satisfying the normal medical and other underwriting requirements and other terms and conditions of the relevant insurance provider and (iii) insurance being obtained on normal terms and the premium being at a rate which the Company considers reasonable. This may necessitate restricting your benefits under such benefit schemes.

10.7	The Company shall only be obliged to make payments to or in respect of you under any insured benefit plans if it has received payment from the insurance provider for that purpose. If the insurance provider refuses for any reason to provide a benefit to or in respect of you under any relevant plan, the Company shall not be liable to provide any replacement benefit of the same or similar kind or to pay any compensation in lieu of such benefit.

10.8	All benefits payable or otherwise made available to you under any benefit scheme during your employment shall automatically cease, as shall your eligibility to participate in such scheme, on termination of your employment with the Company for any reason whatsoever, subject to the rules of the applicable scheme. In the event of such termination, the Company shall be under no obligation to replace the terminated or discontinued benefit or scheme and/or provide the same or similar benefits or compensation in lieu thereof.

10.9	For the avoidance of doubt, your eligibility to participate in or receive benefits from any insurance or other benefits scheme shall not prejudice the Company's ability to terminate your employment and/or this Agreement.

11	INSURANCE

11.1	The Company shall have the right to take out life, health, accident, “key-man” or other insurance covering you, in the name of the Company and at the Company’s expense in any amount deemed appropriate by the Company. You shall assist the Company in obtaining such insurance, including, without limitation, submitting to any required examinations and providing information and data required by insurance companies.

12	EXPENSES

12.1	The Company shall reimburse you for reasonable out-of-pocket business expenses incurred in connection with the performance of your duties hereunder, subject to (i) such policies as the Company may from time to time establish, (ii) you furnishing the Company with evidence in the form of receipts satisfactory to the Company substantiating the claimed expenditures, and (iii) you receiving advance approval from the CEO in the case of expenses (or a series of related expenses) in excess of $7,000.

13	DEDUCTIONS

13.1	The Company shall be entitled to deduct from your remuneration all sums owed by you to the Company or any Group Company. This includes but is not limited to any overpayments made to you, outstanding loans, advances, the cost of repairing any damage or loss to the Company's property caused by you (and of recovering the same), excess holiday pay, any sums due from you in respect of sickness benefit, and any amounts owing by you to any credit card provider in relation to any corporate card provided to you through the Company. By signing this Agreement, you hereby consent to any such deductions from your Basic Salary and/or remuneration or other sums due to you by the Company.

14	HOLIDAYS

14.1	The Company's holiday year runs from 1 January to 31 December. You shall be entitled to five weeks holiday in every calendar year (exclusive of public holidays) calculated by reference to time worked on a pro rata basis. Holidays shall be taken at such time or times so as not to materially and adversely interfere with the performance of your responsibilities under this Agreement. You shall be entitled to carry over a maximum of five unused holiday days from one year to the next. Any such carried over leave must be taken within 6 months of the end of the preceding leave year.

14.2	You shall not have any right to payment in lieu of any holidays not taken. Any accrued but unused holiday time above the five-day maximum will be waived. In addition, you shall be entitled to additional paid time off in accordance with the policies of the Company applicable to senior management personnel from time to time.

14.3	The Company may require you to take all or part of your outstanding holiday entitlement in any calendar year during the Termination Notice Period.

14.4	Upon termination of your employment, you shall either be entitled to salary in lieu of any accrued but untaken holiday entitlement or be required to repay to the Company (by way of deductions or otherwise) any salary received in respect of holiday taken in excess of your holiday entitlement.

14.5	You are also entitled to public holidays in accordance with the terms of Part III of the Organisation of Working Time Act 1997.

15	ILLNESS AND INCAPACITY

15.1	In case of sickness or other incapacity for work, you must comply with the Company's Illness and Absence Procedure from time to time in force regarding notification and medical certification. Full details of the Company's policy are set out in the Employee Handbook. Where there is a continuing absence, you shall keep the Company fully informed on a regular basis of your condition and expected return to work.

15.2	A medical certificate in a form satisfactory to the Company must be produced in respect of absence of three days or more and afterwards at such intervals as required by the Company.

15.3	The Company reserves the right to have you medically examined by a registered medical practitioner to be selected by the Company at any time during employment. Failure to attend and engage at a medical examination when requested to do so may result in disciplinary action and/or termination of sick pay (if applicable). You acknowledge and agree that the Company is entitled to make relevant determinations based on the advice of its nominated doctor and/or consultant. You hereby authorise such medical practitioners to disclose to, and discuss with, the Company and its medical advisers the results of such examinations and tests.

15.4	The Company operates a discretionary sick pay scheme. The Company may, at its discretion, continue to pay you your Basic Salary (less any social welfare benefit to which you may be entitled, whether you have claimed this or not) during any periods of inability to work due to illness or accident in accordance with the terms of the Company's Illness and Absence Procedure. The Company may, in its absolute discretion, cease or withhold payments where you fail to follow the absence notification and/or certification procedures as outlined above or in circumstances where it reasonably believes your absence is not legitimate.

15.5	You shall immediately inform the Company if your inability to perform your duties results from incapacity caused by a third party and for which compensation is or may be recoverable by or on behalf of you. In that event, any payments made by the Company to you during such period of incapacity shall be treated as being made to you by way of loan and shall be recoverable by the Company. You will keep the Company regularly informed of the progress of any action which you take against such third party or relevant insurer, provide such information as the Company may from time to time reasonably require and will immediately notify the Company in writing of any compromise, settlement, award of judgement in connection with the claim. At the Company's request, you will refund to the Company the lesser of the amount recovered by you and the aggregate cost of payments and benefits provided to you in respect of such period of absence.

16	DISCIPLINARY AND GRIEVANCE PROCEDURES

16.1	The Company has a Disciplinary Procedure and a Grievance Procedure, these are non-contractual and can be found in the Employee Handbook.

16.2	The Company requires a good standard of discipline and conduct from you together with satisfactory standards of work. Disciplinary action up to and including dismissal may take place if your conduct or standard of work falls below an acceptable level.

17	SUSPENSION

17.1	The Company shall have the right to suspend you on full pay pending (i) any investigation (internal or external, disciplinary, regulatory or otherwise) and/or (ii) any subsequent disciplinary hearing, (iii) and/or any appeal hearing. In such circumstances the Company may:

17.1.1	exclude you from all or any premises of the Company or any Group Company;

17.1.2	require you to abstain from engaging in any contact (whether or not initiated by you) which concerns any of the business affairs of the Company or any Group Company with any customer, client, supplier, other business connection, employee, director, officer, consultant or agent of the Company or any Group Company;

17.1.3	require you to deliver up to the Company without destruction, deletion or redaction of any data or images, any correspondence, documents, laptops, computer drives, computer disks and other computer equipment, tapes, hardware, devices, mobile telephones, Blackberry or Smartphone wireless devices (or similar) in your possession or under your control and which belong to the Company or any Group Company and to provide to the Company full details of all then current passwords or other privacy or security measures used by you in respect of such equipment;

17.1.4	suspend or limit your access to the Company's IT, computer, e-mail, telephone, voicemail and other communication and IT systems or databases.

17.2	During any period of suspension, you shall continue to be bound by the duties of confidentiality, fidelity and good faith, shall be available during normal business hours (other than agreed holidays or authorised absence for sickness or other authorised leave) to perform any duties that may be assigned to you and shall continue to comply with the terms of this Agreement.

18	TERMINATION

18.1	This agreement may be terminated by either party by giving to the other 180 days prior written notice (the Termination Notice Period).

18.2	The Company may, at its sole and absolute discretion, decide to pay you a sum equal to Basic Salary in lieu of all or part of the Termination Notice Period (subject to the deduction of applicable PAYE, PRSI and USC). Where payment is made in lieu, your employment shall terminate with immediate effect. For the avoidance of doubt, any payment in lieu shall not include any element in relation to any bonus or commission payment, any payment in respect of any additional benefits (including any holiday entitlement) that might otherwise have been due during the period for which the payment in lieu is made.

18.3	Notwithstanding the earlier provisions of this clause the Company shall be entitled, by notifying you in writing, to terminate this Agreement without notice or any payment by way of compensation, damages, payment in lieu of notice or otherwise if at any time you:

18.3.1	commit any act of serious misconduct;

18.3.2	commit any serious or material or repeated breaches of any of your obligations under this Agreement;

18.3.3	have a bankruptcy order made against you or enter into any composition agreements or voluntary arrangements with your creditors;

18.3.4	be charged with or convicted of any criminal offence (other than an offence under the Road Traffic Acts for which a penalty of imprisonment is not imposed);

18.3.5	commit any act of dishonesty or act in any way which may, in the reasonable opinion of the Company, bring the Company or any Group Company into disrepute or discredit;

18.3.6	neglect or fail or refuse to properly carry out any of the duties assigned to you;

18.3.7	be prevented by illness or accident from performing your duties in full for a period in aggregate of 20 weeks in any 40 consecutive weeks or if you shall be absent from your duties by reason of illness or accident for more than 150 working days in any consecutive 12 months;

18.3.8	cease to be a director of the Company or are prohibited, restricted or disqualified from holding office in any company or cease to have any regulatory approval required to enable you to properly perform your duties; and/or

18.3.9	engage in fraud or embezzlement or any other illegal conduct with respect to the Company.

18.4	The exercise by the Company of its right to terminate under this clause shall be without prejudice to any other rights or remedies which the Company or any Group Company may have or be entitled to exercise against you.

18.5	You shall not at any time during any period of Garden Leave or after the Termination Date make any public statements in relation to the Company or any Group Company or any of their officers or employees. You shall not after the Termination Date represent yourself as being employed by or connected with the Company or any Group Company.

18.6	All property of the Company and any Group Company, including but not limited to all Confidential Business Information, credit, charge and expense cards, books, notes, memoranda, correspondence, tapes, codes, keys, papers, drawings, designs, documents, records, computer disks, computer hardware, computer software, laptops, mobile phones, memory sticks and other storage devices, client contact information posted by you to social media sites such as LinkedIn and passes in your possession or control are and remain the property of the Company or such Group Company and you shall deliver all such items in your possession, custody or control immediately to the Company on the Termination Date, or earlier if requested by the Company (including, for the avoidance of doubt, if you are placed on Garden Leave). You shall, if so, required by the Company, confirm in writing compliance with your obligations under this sub-clause.

18.7	If, before the termination of this Agreement, your employment shall be terminated by reason of the liquidation or other cesser of operations of the Company for the purpose of reconstruction or amalgamation and you shall be offered employment with any concern or undertaking resulting from such reconstruction or amalgamation on terms and conditions not less favourable than the terms of this Agreement, then you shall have no claim against the Company or any Group Company in respect of the termination of your employment or loss of office.

18.8	For the avoidance of doubt, the clauses headed "Confidentiality and Intellectual Property", and "Restrictive Covenants" shall remain in full force and effect following the termination of your employment.

18.9	The termination of this Agreement shall not affect such of the provisions of this Agreement as are expressed to operate or have effect thereafter and shall be without prejudice to any right of action already accrued to either party in respect of any breach of this Agreement by the other party.

19	CONFIDENTIALITY AND INTELLECTUAL PROPERTY

19.1	You acknowledge and agree that the terms of the Employee Non-Disclosure, Invention Assignment and Restrictive Covenants Agreement (the NDIAA) between you and Tonix Pharmaceuticals Holding Corp. (and its subsidiaries, affiliates, successors or assigns) apply to your employment activities carried out by you in your role as Chief Technical Officer on behalf of the Company and on behalf of the Group, save for the restrictive covenants at section 4 of the NDIAA which have been replaced in their entirety by clause 21 of this Agreement.

20	DIRECTORSHIPS

20.1	You undertake that, if you are appointed a director of the Company or any Group Company, you shall not during the continuance of this Agreement disqualify yourself from holding office as a director. If you are or become disqualified from being a director by reason of any order made by any competent court, the Company may terminate your employment summarily in accordance with the provisions of this Agreement.

20.2	You shall not be entitled to any additional remuneration or compensation in respect of your directorship or trusteeship (if any) of the Company or any Group Company or of any company or unincorporated body in which you hold office as a nominee or representative of the Company.

20.3	If you are a director of the Company or any Group Company, you shall, at the request of the Company, resign without claim for compensation as an officer of the Company or of any Group Company and from all other appointments or offices which you hold as nominee or representative of the Company or any Group Company:

20.3.1	on termination of this Agreement howsoever arising; or

20.3.2	if at any time during the Term you are prevented from performing your duties whether through incapacity or otherwise; or

20.3.3	you are under notice of the termination of your employment; or

20.3.4	during any period of Garden Leave; and in any event

20.3.5	on the Termination Date.

If you should fail to do so within seven days, the Company is hereby irrevocably authorised to appoint some person in your name, as your attorney and on your behalf to sign and deliver the letter(s) of resignation to the Board and the board of directors for the time being of any other Group Company, as applicable, and to sign any other documents or do any things necessary or requisite to effect such resignation(s).

21	RESTRICTIVE COVENANTS

21.1	You acknowledge and agree that:

21.1.1	The Company/Group is in a unique and highly specialised business, which is international in scope with a large number of competitors;

21.1.2	The Company/Group possess a valuable body of Confidential Business Information and that your knowledge of that Confidential Business Information directly benefits you by enabling you to perform your duties;

21.1.3	During the course of your employment with the Company you are likely to develop close links with customers, clients, suppliers and other employees of the Company and the Group and to have access to Confidential Business Information;

21.1.4	The protection of Confidential Business Information, customer connections, supplier connections, goodwill and the stability of the workforce of the Company and its Group Companies are legitimate business interests requiring protection; and

21.1.5	The disclosure of any Confidential Business Information to any actual or potential competitor of the Company or any Group Company would place the Company at a serious competitive disadvantage and would cause immeasurable (financial and other) damage to the Company.

21.2	In consideration of the salary and other benefits payable under this Agreement, you covenant with and undertakes to the Company that you will observe the post termination obligations set out in Schedule 3 to this Agreement, which schedule constitutes part of this Agreement.

21.3	You acknowledge and agree that the restrictions in Schedule 3 are necessary on objective grounds including, but not limited to, the protection of business confidentiality.

22	DATA PROTECTION

22.1	Details of how and why the Company processes your personal data are contained in the Company's Data Privacy Notice in place from time to time. You expressly acknowledge and agree that the terms of the Data Privacy Notice do not form part of your terms and conditions of employment, however, you will be asked to acknowledge receipt of the Data Privacy Notice.

22.2	The Company takes its data protection obligations seriously and, in this regard, has a Data Protection Policy which is applicable to all employees. Any breach of this policy by an employee may result in disciplinary action, up to and including dismissal. For further information on data protection procedure and processes please refer to the Data Protection Policy. The Company reserves the right to change, replace or withdraw its Data Protection Policy at any time and you are required to comply with the policies and procedures in force from time to time.

23	COLLECTIVE AGREEMENTS

There are no registered employment agreements, collective agreements or employment regulation orders relevant to your employment with the Company.

24	LAY OFF AND / OR SHORT TIME

The Company reserves the right to lay you off or reduce your working hours. In such circumstances, you will receive as much notice as is reasonably possible prior to such lay off or short time. You will not be paid during any period of lay off and paid only in respect of hours actually worked during any period of short time. Selection for lay off and / or short time work will be based on the business requirements of the Company from time to time.

25	NOTICES

25.1	Any notice to be given under this Agreement shall be in writing. Notices may be served by either party by personal service or by recorded delivery or by registered post addressed to the other party or by leaving such notice at (in the case of the Company) its registered office for the time being and (in your case) your last known address and any notice given shall be deemed to have been served at the time at which the notice was personally served or if sent by recorded delivery at the time of delivery as recorded or if sent by registered post on the second working day after posting or in the case of being left as appropriate at the registered office or last known address, the date on which it was so left.

25.2	A notice will also be deemed to have been served by e-mail upon transmission provided the notice is sent to human.resources@tonixpharma.com (in the case of a notice to the Company) and siobhan.fogarty@tonixpharma.com (in the case of a notice to you), or such other e-mail address as either Party may notify to the other.

26	VARIATION

In addition to any specific reservations referred to in this Agreement, the Company reserves the right to make reasonable changes to the terms and conditions of your employment from time to time. You will be notified in writing of any change as soon as possible and in accordance with statute.

27	GOVERNING LAW

This Agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of Ireland and the parties to this Agreement hereby submit to the exclusive jurisdiction of the Irish Courts.

28	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which, when executed, shall be an original and all the counterparts together shall constitute one and the same instrument.

29	GENERAL

29.1	This Agreement shall form the statement of your terms and conditions of employment in compliance with the provisions of the Terms of Employment (Information) Acts 1994 - 2014.

29.2	This Agreement constitutes the entire and only legally binding agreement between the Parties relating to your employment by the Company. All previous agreements, including your Previous Contract, understandings, assurances, statements, promises, warranties, representations or misrepresentations (whether written or oral) between the Parties are superseded by this Agreement.

29.3	Where, in connection with this Agreement you undertake any obligation in respect of any Group Company, you unconditionally and irrevocably acknowledge and agree that the Company is entering into this Agreement and accepting the benefit of such obligations not only for itself but also as agent and trustee for such other Group Company. For the purposes of this Agreement, and notwithstanding any of the other provisions of this Agreement, the Company will be entitled to carry out all or any of its obligations under this Agreement, whether as to payment of remuneration, deduction of amounts or otherwise, through any Group Company as it may from time to time determine and the Company may enforce the provisions of this Agreement either directly as a party to it or as an agent for and on behalf of any such Group Company.

29.4	No failure or delay by the Company in exercising any remedy, right, power or privilege under or in relation to this Agreement shall operate as a waiver of the same nor shall any single or partial exercise of any remedy, right, power or privilege preclude any further exercise of the same or the exercise of any other remedy, right, power or privilege.

29.5	No waiver by the Company of any of the requirements of this Agreement or of any of its rights under this Agreement shall have effect unless given in writing and signed by the Company. No waiver of any particular breach of the provisions of this Agreement shall operate as a waiver of any repetition of that breach.

29.6	If any provision of this Agreement shall be, or become, void or unenforceable for any reason within any jurisdiction, this shall affect neither the validity of that provision within any other jurisdiction nor any of the remaining provisions of this Agreement.

29.7	You agree that the Company may transfer, upon agreement, your employment from the Company to such other Group Company as the Company may determine and/or require you to execute a service agreement with that other company (provided that the terms of that agreement are no less favourable than those of this Agreement).

SIGNED by /s/ Bradley Saenger  Date 2/27/2025

/s/ Betsy Nunez
Signature of Witness
Duly authorised on behalf of	Betsy Nunez

Name of Witness
TONIX PHARMA LIMITED	26 Main St, Suite 101 Chatham, NJ 07928

Address of Witness

Name: Bradley Saenger	Director, Human Resources

Title: Director	Occupation of Witness

SIGNED by /s/ Siobhan Fogarty Date…………………….	in the presence of:
/s/ Betsy Nunez
Signature of Witness
Betsy Nunez
Siobhan Fogarty

Name of Witness
Betsy Nunez
Name: Siobhan Fogarty

Address of Witness
Director, Human Resources
Title: EVP, Product Development

Occupation of Witness

SCHEDULE 1
DEFINITIONS

In this Agreement the following words and expressions shall have the following meanings:

Associated Company includes any firm, company, corporation or other organisation:-

(a)	which is directly or indirectly controlled by the Company; or

(b)	which directly or indirectly controls the Company; or

(c)	which is directly or indirectly controlled by a third party who also directly or indirectly controls the Company; or

(d)	of which the Company or any other Associated Company owns or has a beneficial interest in 20% or more of the issued share capital or 20% or more of its capital assets; or

(e)	which is the successor in title or assign of the firms, companies, corporations or other organisations referred to above.

Basic Salary means €385,000 (gross) per annum;

Board means the Board of Directors for the time being of the Company (including any committee of the Board duly appointed by it);

Chair means the Chairperson for the time being of the Board and shall include his/her designee;

Companies Act means the Companies Act 2014 and all other statutes and statutory instruments or parts thereof which are to be read as one with or construed or read together as one with such statutes;

Company Consultant means any person who was engaged as a consultant or a contractor by (i) the Company or (ii) any Associated Company on the Termination Date and

(a)	with whom you had material contact or dealings in performing her duties of the Employment; and

(b)	who had material contact with customers or suppliers of the Company in performing the duties of their engagement with the Company or any Associated Company (as applicable); or

(c)	who was a member of the management team of the Company or any Associated Company (as applicable);

Company Employee means any person who was employed by (i) the Company or (ii) any Associated Company on the Termination Date and

(a)	with whom you had material contact or dealings in performing her duties of the Employment; and

(b)	who had material contact with customers or suppliers of the Company in performing the duties of Employment with the Company or any Associated Company (as applicable); or

(c)	who was a member of the management team of the Company or any Associated Company (as applicable);

Confidential Business Information means all and any Corporate Information, Marketing Information, Technical Information and other information (whether or not recorded in documentary form or on computer disk or tape or howsoever) which the Company or any Group Company considers confidential or in respect of which it owes an obligation of confidentiality to any third party:

(a)	which you acquire at any time during your employment by the Company or you have acquired during your prior employment with the Company, but which does not form part of your own general knowledge or stock in trade; and

(b)	which is not in the public domain or readily ascertainable to persons not connected with the Company or any Group Company either at all or without a significant expenditure of labour, skill or money;

Corporate Information means all and any information (whether or not recorded in documentary form or on computer disk or tape or howsoever) relating to the business methods, corporate plans, management systems, finances, maturing new business opportunities or research and development products of the Company or any Group Company;

Customer means any person, firm, company or other organisation whatsoever to whom the Company has supplied goods or services.

Garden Leave has the meaning given to it in clause 4;

Group means the Company and each Group Company;

Group Company means a company which is a Subsidiary or Holding Company of the Company or any Subsidiary of such Holding Company from time to time (and for this purpose Subsidiary and Holding Company have the meanings given to them respectively in sections 7 and 8 of the Companies Act 2014) together with such other companies as the Board may from time to time designate as a Group Company for the purposes of this Agreement;

Immediate Relative means in relation to you, any spouse, civil partner, children and the foresaid relatives by marriage;

Marketing Information means all and any information (whether or not recorded in documentary form or on computer disk or tape or howsoever) relating to the marketing, branding, or sales of any past, present or future product or service of the Company or any Group Company including without limitation sales targets and statistics, market share and pricing statistics, marketing surveys and plans, market research reports, sales techniques, price lists, discount structures, advertising and promotional material, the names, addresses, telephone numbers, contact names and identities of customers and potential customers of and suppliers and potential suppliers to the Company or any Group Company, the nature of their business operations, their requirements for any product or service sold to or purchased by the Company or any Group Company and all confidential aspects of their business relationship with the Company or any Group Company;

month means calendar month and "months" and "monthly" shall be construed accordingly;

Officer means a director or secretary of a company;

Previous Contract means your contract of employment with the Company dated 26 September 2016

Prohibited Area means:

(a)	Ireland and the United States;

(b)	any other country in the world where, on the Termination Date, the Associated Company develops, sells, supplies, manufactures or researches its products or services or where the Associated Company is intending within 12 months following the Termination Date to develop, sell, supply or manufacture its products or services and in respect of which you have been responsible (whether alone or jointly with others), concerned or active on behalf of the Company during any part of the 12 months immediately preceding the Termination Date.

Promotion Date means 01 February 2025;

Prospective Customer shall mean any person, firm, company or other organisation with whom the Company has had any negotiations or material discussions regarding the possible supply of goods or services by the Company in the 12 months immediately before the Termination Date and with whom you have had material contact or dealings on behalf of the Company during the 12 months immediately preceding the Termination Date or for whom you were, in a client management capacity on behalf of the Company, directly responsible during the 12 months immediately preceding the Termination Date .

Supplier means any person, company, business entity or other organisation whatsoever who:

(a)	has supplied goods or services to the Company during any part of the 12 months immediately preceding the Termination Date; or

(b)	has agreed prior to the Termination Date to supply goods or services to the Company to commence at any time in the 12 months following the Termination Date; or

(c)	as at the Termination Date, supplies goods or services to the Company under an exclusive contract or arrangement between that Supplier and the Company.

Technical Information means all and any trade secrets, secret formula, processes, inventions, designs, know-how, discoveries, intellectual property, technical specifications and other technical information (whether or not recorded in documentary form or on computer disk or tape or howsoever) relating to the creation, production or supply of any past, present or future product or service of the Company or any Group Company;

Term means the period of your employment.

Termination Date shall mean the date upon which your employment with the Company terminates and for the avoidance of doubt does not mean the date on which the greater of contractual or statutory notice would have expired had it been given unless otherwise stated.

Termination Notice Period has the meaning given to it in clause 18.

SCHEDULE 2

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SCHEDULE 3

[***]

APPENDIX A

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EXHIBIT A

[***]

Exhibit A-1

EXHIBIT B

[***]

EXHIBIT B-1

EXHIBIT C

[***]

EXHIBIT C-1

EXHIBIT D

[***]

EXHIBIT D-1